Exhibit 99.1

Former President of BIO Joins Trovagene’s Board of Directors

SAN DIEGO — January 6, 2015 — Trovagene, Inc. (NASDAQ:  TROV), a developer of cell-free molecular diagnostics, today announced that Carl Feldbaum, president emeritus of the Biotechnology Industry Organization (BIO), the world’s largest biotechnology trade association, has been appointed to its board of directors. He will also serve as chairman of the Company’s Corporate Governance and Nominating committee.

“Carl brings tremendous expertise and diverse relationships and is considered a leader in the biotechnology industry,” said Antonius Schuh, Ph.D., chief executive officer of Trovagene. “I am certain that his guidance and contributions to our board will be of great benefit to our company, as we integrate our technology into treatment protocols to improve the standard of care for cancer patients.”

Carl Feldbaum stated, “From both professional and family experiences, I am aware that various cancers are known to be driven by certain DNA mutations. With advances in the development of targeted therapies that treat cancer more effectively, Trovagene’s cancer monitoring system provides information about specific tumor mutations and their changes over time, which can help physicians treat patients optimally. I am looking forward to serving as a director on the Company’s board, and to being a part of the effort to establish Trovagene’s technology as a critical tool to personalize cancer treatment and improve patient outcomes.”

As president of BIO from 1993 until 2005, Feldbaum led the organization to represent more than 1,000 biotechnology companies, academic institutions, and state biotechnology centers internationally. He is currently a member of the board of directors of Actelion Pharmaceuticals, Ltd., and serves as chairman of its Nominating and Governance committee. Since 2006, he has served on the board of directors of Exelixis, Inc. Feldbaum previously served as a member of the board of directors of Connetics Corporation from 2005 until its acquisition by Stiefel Laboratories, Inc. in 2006. He also serves as director of BIO Ventures for Global Health, and The Life Sciences Foundation, both non-profit organizations.

Earlier in his career, Feldbaum was chief of staff to Sen. Arlen Specter of Pennsylvania, and founded Palomar Corporation, a national security “think tank” in Washington, D.C. Before founding Palomar, Feldbaum was assistant to the secretary of energy, served as the inspector general for defense intelligence in the Department of Defense, and was a member of the Watergate Special Prosecution Force. Feldbaum received a Bachelor of Arts in biology from Princeton University, and his Juris Doctor degree from the University of Pennsylvania Law School.

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine.  The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s Precision Cancer MonitoringSM platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2013 and other periodic reports filed with the Securities and Exchange Commission.

Trovagene Contacts

Investor Relations	Media Relations
David Moskowitz and Amy Caterina Investor Relations	Ian Stone Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com

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